EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP,

REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Sonic Foundry, Inc. 1995 Stock Option Plan and the Sonic Foundry, Inc. Non-Employee Director Stock Option Plan of our report dated November 14, 2003, with respect to the consolidated financial statements and schedule of Sonic Foundry, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 2003, filed with the Securities and Exchange Commission.

Milwaukee, Wisconsin

September 9, 2004